EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contact: Rob Martin (206) 226-5385 Ali Hummels (206) 695-6510

TULLY’S COFFEE REPORTS STRONG SHAREHOLDER APPROVAL FOR AMENDMENTS

TO TULLY’S ARTICLES OF INCORPORATION

SEATTLE, WASHINGTON – JUNE 27, 2007 – Tully’s Coffee Corporation today announced that its shareholders have approved two amendments to its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”). The Tully’s Board of Directors had recommended that the Tully’s shareholders approve both amendments, and the shareholders gave such approval at a Special Meeting of Shareholders held on June 27, 2007. At the meeting, over 65% of the outstanding shares were represented in person or by proxy, and all of the proposals received the approval of over 95% of the votes cast.

The first amendment effects a one-for-eight reverse stock split (the “Reverse Split”) of all Tully’s issued and outstanding shares of common stock. The Reverse Split will become effective on June 28, 2007. Holders of shares of Tully’s common stock will receive a letter of transmittal requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Mellon Investor Services LLC, the transfer agent for Tully’s, will act as the exchange agent for purposes of implementing the exchange of stock certificates.

The second amendment changes the definition of “Qualified Public Offering” in Article II, Section 2.8(c)(ii) of Tully’s Articles of Incorporation to eliminate a requirement that such offering have a minimum per share price. The change of the definition of Qualified Public Offering will become effective on June 28, 2007.

“We are very pleased with the results of the shareholder voting,” said Tom T. O’Keefe, Founder and Chairman of the Board of Tully’s. “We appreciate the overwhelming support provided to us by our shareholders through these votes.”

About Tully’s

Tully’s is a specialty retailer and wholesaler of hand-craft roasted, gourmet coffees. Tully’s operates and franchises retail coffeehouses, and sells its gourmet whole bean and ground coffees and Bellaccino bottled beverages through grocery locations, office coffee services and foodservice channels.

Tully’s® and Bellaccino® are registered trademarks of Tully’s Coffee Corporation.

1